Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On July 6, 2022 (the “Closing Date”), Entegris, Inc. (“Entegris”, or “the Company”) completed its previously announced acquisition of CMC Materials, Inc. (“CMC”), pursuant to the terms of the Agreement and Plan of Merger, dated as of December 14, 2021 (the “Merger Agreement”), by and among the Company, CMC and Yosemite Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”).  Pursuant to the Merger Agreement, Merger Sub merged with and into CMC (“Merger”) with CMC surviving the Merger and becoming a wholly-owned subsidiary of the Company.  The Company acquired all of the issued and outstanding shares of CMC for $133.00 in cash and 0.4506 shares of the Company’s common stock per share, plus cash in lieu of any fractional shares (“the Merger Consideration”) representing a total purchase price (inclusive of debt retired and cash assumed) at close of approximately $6.0 billion, including $3.8 billion in cash paid to CMC stockholders, the issuance of 12.9 million shares of the Company’s common stock (excluding unvested CMC stock options and unvested CMC restricted stock units, restricted shares and performance share unit equity awards assumed), approximately $0.9 billion of debt retired and approximately $281 million of cash acquired.  The Company financed the cash portion of the purchase price through debt financing.

The following unaudited pro forma condensed combined financial information present the combination of the historical consolidated financial statements of Entegris and CMC, adjusted to give effect to the Merger and the related debt financing transactions and should be read in conjunction with the accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements. All amounts presented within this section are presented in thousands, except per share amounts unless otherwise noted.

The unaudited pro forma condensed combined balance sheet which we refer to as the pro forma balance sheet, combines the unaudited historical consolidated balance sheet of Entegris as of July 2, 2022, derived from unaudited interim financial statements of Entegris, and the unaudited historical consolidated balance sheet of CMC as of June 30, 2022, derived from the unaudited interim financial statements of CMC, giving effect to the Merger as if it had been consummated on July 2, 2022.

Entegris’ fiscal year ends on December 31, whereas CMC’s fiscal year ends on September 30. Due to this difference in year end, for the purpose of the unaudited pro forma condensed combined statement of operations for the twelve months ended December 31, 2021, the CMC financial results for the twelve months ended December 31, 2021, have been calculated by adding its financial results for the three months ended December 31, 2021 to its financial results for the twelve months ended September 30, 2021 and subtracting its financial results for the three months ended December 31, 2020. The unaudited pro forma condensed combined statement of operations, which is referred to as the pro forma statement of operations, for the twelve months ended December 31, 2021 combines the Entegris audited consolidated statement of operations for the year ended December 31, 2021 and the CMC financial results for the twelve months ended December 31, 2021. This gives effect to the merger as if it had been consummated on January 1, 2021. For the purpose of the unaudited pro forma condensed combined statements of operations for the six months ended July 2, 2022 the CMC financial results for the six months ended June 30, 2022 have been calculated by subtracting its financial results for the three months ended December 31, 2021 from its financial results for the nine months ended June 30, 2022. The unaudited pro forma condensed combined statement of operations, which we refer to as the pro forma statement of operations, for the six months ended July 2, 2022 combines the Entegris unaudited consolidated statement of operations for the six-month period ended July 2, 2022 and the CMC financial results for the six months ended June 30, 2022. This gives effect to the Merger as if it had been consummated on January 1, 2021.

We refer to the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statements of operations as the pro forma financial statements.

The pro forma financial statements have been developed from and should be read in conjunction with the historical consolidated financial statements of Entegris and CMC and related notes that have been filed with the SEC, certain of which are incorporated by reference into this Form 8-K.

•
Separate historical financial statements of Entegris as of and for the fiscal year ended December 31, 2021 and the related notes included in Entegris’ Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as well as the separate historical financial statements of Entegris as of and for the fiscal quarter and six-month period ended July 2, 2022 and the related notes included in Entegris’ Quarterly Report on Form 10-Q for the quarter ended July 2, 2022.

•
Separate historical financial statements of CMC as of and for the fiscal year ended September 30, 2021 and the related notes included in CMC’s Annual Report on Form 10-K for the fiscal year ended September 30, 2021, the separate historical financial statements of CMC as of and for the fiscal quarter ended December 31, 2021 and the related notes included in CMC’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2020, as well as the separate historical financial statements of CMC as of and for the fiscal quarter ended March 31, 2022 and the related notes included in CMC’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022.

In addition to the historical consolidated financial statements for Entegris and CMC noted above and incorporated by reference into this Form 8-K, separate unaudited condensed consolidated financial statements of CMC as of and for the three and nine-months ended June 30, 2022, were utilized to develop the pro forma financial statements for which a Quarterly Report on Form 10-Q was not required to be filed.

The pro forma financial statements have been prepared by management in accordance with SEC Regulation S-X Article 11, Pro Forma Financial Information for illustrative and informational purposes only. The pro forma financial statements are not necessarily indicative of what the combined company’s balance sheet or statement of operations actually would have been had the Merger been completed as of the dates indicated. In addition, the pro forma financial statements do not purport to project the future financial position or operating results of the combined company. As a result of displaying amounts in thousands, rounding differences may exist in the tables in this section.

The pro forma financial statements have been prepared using the acquisition method of accounting under U.S. generally accepted accounting principles, ‘‘U.S. GAAP,’’ with Entegris being the accounting acquirer in the merger of Entegris and CMC.  The transaction accounting adjustments are preliminary, based upon available information and made solely for the purpose of providing these pro forma financial statements. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying pro forma financial statements and the future results of operations and financial position of the combined company.  For purposes of the pro forma condensed combined financial information, the adjustments related to the debt financing transactions for the Merger are shown in a separate column as “Other Transaction Accounting Adjustments.”

Unaudited Pro Forma Condensed Combined Balance Sheet (as of July 2, 2022) (Amounts in thousands)

	Historical

	Entegris	CMC as Reclassified	Transaction Accounting Adjustments	Notes		Other Transaction Accounting Adjustments	Notes		Pro Forma Combined
ASSETS		Note 4
Current assets:
Cash and cash equivalents	$252,950	$280,636	$(3,889,143)	7(A	)	$2,770,000	7(J	)	$712,407
			-			(1,190,118)	7(L	)
			(2,597)	7(Q	)	65,389	7(U	)
			(27,634)	7(S	)	-
			2,490,281	7(T	)	-
			(37,357)	7(R	)	-
Restricted cash	2,490,281	-	(2,490,281)	7(T	)	-			-
Trade accounts and notes receivable, net	381,251	177,489	(74)	7(B	)	-			558,666
Inventories, net	583,766	194,527	48,805	7(C	)	-			827,098
Deferred tax charges and refundable income taxes	38,907	5,737	19,076	7(O	)	77	7(P	)	63,797
Other current assets	129,003	24,178	2,597	7(Q	)	(65,389)	7(U	)	90,758
						369	7(V	)
Total current assets	3,876,158	682,567	(3,886,327)			1,580,328			2,252,726
Property, plant and equipment, net	779,631	341,750	200,664	7(D	)	-			1,322,045
Other assets:
Right-of-use assets	68,389	23,658	-			-			92,047
Goodwill	789,540	557,841	2,990,111	7(H	)	-			4,337,492
Intangible assets, net	308,871	561,161	1,285,418	7(E	)	-			2,155,450
Deferred tax assets and other noncurrent tax assets	26,549	5,793	-			-			32,342
Other noncurrent assets	12,033	9,074	-			1,845	7(V	)	22,952
Total assets	$5,861,171	$2,181,844	$589,866			$1,582,173			$10,215,054

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$-	$-	$-			$268,112	7(K	)	$268,112
Long-term debt, current maturities	-	10,650	2,878	7(F	)	(13,528)	7(N	)	12,476
						12,476	7(K	)
Accounts payable	146,441	55,876	(74)	7(B	)				202,243
Accrued payroll and related benefits	69,623	46,582	9,515	7(S	)	-			125,720
Accrued interest payable	33,743	-	-			-			33,743
Other accrued liabilities	94,805	60,145	(37,357)	7(R	)	-			117,593
Income taxes payable	48,523	26,094	-			-			74,617
Total current liabilities	393,135	199,347	(25,038)			267,060			834,504
Long-term debt, excluding current maturities	3,408,801	897,210	6,987	7(F	)	2,372,233	7(K	)	5,628,929
			-			(904,197)	7(N	)
						(152,105)	7(M	)
Pension benefit obligations and other liabilities	35,631	20,247	-			-			55,878
Deferred tax liabilities and other noncurrent tax liabilities	49,997	94,831	343,130	7(G	)	77	7(P	)	488,035
Long-term lease liability	60,893	18,377	-			-			79,270
Equity:
Common stock	1,362	41	88	7(I	)	-			1,491
Treasury stock	(7,112)	(625,111)	625,111	7(I	)	-			(7,112)
Additional paid-in capital	891,967	1,087,971	177,613	7(I	)	-			2,157,551
Retained earnings	1,077,651	508,166	(557,260)	7(I	)	(895)	7(M	)	1,027,662
Accumulated other comprehensive loss	(51,154)	(19,235)	19,235	7(I	)	-			(51,154)
Total equity	1,912,714	951,832	264,787			(895)			3,128,438
Total liabilities and equity	$5,861,171	$2,181,844	$589,866			$1,582,173			$10,215,054

Unaudited Pro Forma Condensed Combined Statement of Operations
(for the year ended December 31, 2021) (Amounts in thousands, except per share data)

	Historical
	Entegris	CMC as Reclassified	Transaction Accounting Adjustments	Notes		Other Transaction Accounting Adjustments	Notes		Pro Forma Combined
		Note 4
Net sales	$2,298,893	$1,229,014	$(9,014)	8(A	)	$-			$3,518,893
Cost of sales	1,239,229	727,913	18,588	8(B	)	-			2,028,286
			(9,014)	8(A	)	-
			48,805	8(K	)	-
			2,765	8(J	)	-
Gross profit	$1,059,664	$501,101	$(70,158)			-			$1,490,607
Selling, general and administrative expenses	292,408	169,381	4,727	8(B	)	-			557,918
			88,882	8(D	)	-
			2,520	8(J	)	-
Engineering, research and development expenses	167,632	55,095	1,768	8(B	)	-			240,704
			16,209	8(J	)	-
Amortization of intangible assets	47,856	66,118	80,219	8(C	)	-			194,193
Asset impairment charges	-	232,480	-			-			232,480
Operating income (loss)	551,768	(21,973)	(264,483)			-			265,312
Interest expense	41,240	38,576	-			264,478	8(F	)	329,145
			-			(38,576)	8(G	)
			-			(3,045)	8(H	)
			-			26,472	8(I	)
Interest income	(243)	(58)	-			-			(301)
Other expense, net	31,695	2,734	-			-			34,429
Income (loss) before income taxes	479,076	(63,225)	(264,483)			(249,329)			(97,961)
Income tax expense (benefit)	69,950	9,454	(59,509)	8(E	)	(56,099)	8(E	)	(36,204)
Net income (loss)	$409,126	$(72,679)	$(204,974)			$(193,230)			$(61,757)
Per common share data: (Note 9)
Earnings per share
Basic net income (loss) per common share	$3.02	$(2.55)							$(0.42)
Diluted net income (loss) per common share	$3.00	$(2.55)							$(0.42)

Weighted average shares outstanding
Basic	135,411	28,454							148,322
Diluted	136,574	28,454							150,818

Unaudited Pro Forma Condensed Combined Statement of Operations
(for the six months ended July 2, 2022) (Amounts in thousands, except per share data)

	Historical
	Entegris	CMC as Reclassified	Transaction Accounting Adjustments	Notes		Other Transaction Accounting Adjustments	Notes		Pro Forma Combined
		Note 4
Net sales	$1,342,135	$647,129	$(8,312)	8(A	)	$-			$1,980,952
Cost of sales	721,918	400,509	9,461	8(B	)	-			1,123,301
			(8,312)	8(A	)	-
			(275)	8(J	)	-
Gross profit	620,217	246,620	(9,186)			-			857,651
Selling, general and administrative expenses	177,793	89,594	2,268	8(B	)	-			268,041
			(1,614)	8(J	)
Engineering, research and development expenses	95,963	24,973	813	8(B	)				121,498
			(251)	8(J	)	-
Amortization of intangible assets	25,145	31,635	41,534	8(C	)	-			98,314
Asset impairment charges	-	-	-			-			-
Operating income (loss)	321,316	100,418	(51,936)			-			369,798
Interest expense	44,877	(16,026)	-			112,159	8(F	)	167,372
			-			16,026	8(G	)
			-			(1,523)	8(H	)
			-			11,859	8(I	)
Interest income	(670)	(43)	-			-			(713)
Other expense, net	14,521	1,553	-			-			16,074
Income (loss) before income taxes	262,588	114,934	(51,936)			(138,521)			187,065
Income tax expense (benefit)	37,392	39,712	(11,686)	8(E	)	(31,167)	8(E	)	34,251
Net income (loss)	$225,196	$75,222	$(40,250)			$(107,354)			$152,814
Per common share data: (Note 9)
Earnings per share
Basic net income per common share	$1.66	$2.63							$1.03
Diluted net income per common share	$1.65	$2.60							$1.01

Weighted average shares outstanding
Basic	135,783	28,561							148,694
Diluted	136,503	28,935							150,747

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Description of the Merger

On July 6, 2022, Entegris completed its previously announced acquisition of CMC, pursuant to the terms of the Merger Agreement, by and among Entegris, CMC and Merger Sub, Inc.  On the Closing Date, Entegris acquired CMC by way of the merger of Merger Sub with and into CMC, with CMC surviving the Merger as a wholly-owned subsidiary of Entegris.  Entegris acquired all of the issued and outstanding shares of CMC for $133.00 in cash and 0.4506 shares of the Company’s common stock per share, (“the Merger Consideration”) representing a total purchase price (inclusive of debt retired and cash assumed) at close of approximately $6.0 billion, including $3.8 billion in cash paid to CMC stockholders, the issuance of 12.9 million shares of the Company’s common stock (excluding unvested CMC stock options and unvested CMC restricted stock units, restricted shares and performance share unit equity awards assumed), approximately $0.9 billion of debt retired and approximately $281 million of cash acquired.  The Company financed the cash portion of the purchase price through debt financing.

2.	Description of the Debt Financing

On the Closing Date, the Company and certain of its subsidiaries entered into an Amendment and Restatement Agreement (the “Amendment”), which amended and restated the Credit and Guaranty Agreement, dated as of November 6, 2018 (as previously amended, restated, amended and restated, supplemented, modified and otherwise in effect prior to the effectiveness of the Amendment, the “Existing Credit Agreement” and, the Existing Credit Agreement as amended by the Amendment, the “Amended Credit Agreement”), by and among the Company, as borrower, certain subsidiaries of the Company party thereto, as guarantors (the “Subsidiary Guarantors”), the lenders party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent.

The Amended Credit Agreement provides for senior secured credit facilities in an aggregate principal amount equal to $3.1 billion, consisting of (a) a senior secured term loan credit facility in an aggregate principal amount equal to $2.495 billion (the “Initial Term Loan Facility”) and (b) a senior secured revolving credit facility in an aggregate amount equal to $575.0 million (the “Revolving Facility” and, together with the Initial Term Loan Facility, the “Credit Facilities”). The Revolving Facility contains sub-limits for swingline loans and the issuances of letters of credit.

The commitments under the Revolving Facility expire on July 6, 2027, and any loans then outstanding will be payable in full at that time.  All outstanding loans under Initial Term Loan Facility are due and payable on July 6, 2029.

Borrowings under the Initial Term Loan Facility bear interest at a rate per annum equal to, at the Company’s option, either (i) Term Secured Overnight Financing Rate (“SOFR”) plus an applicable margin of 3.00% or (ii) a base rate plus an applicable margin of 2.00%. Borrowings under the Revolving Facility bear interest at a rate per annum equal to, at the Company’s option, either (i) Term SOFR, in the case of US dollar denominated borrowings, or the applicable benchmark rate as further described in the Amended Credit Agreement, in the case of any other currency, in each case, plus an applicable margin of 1.75% or (ii) in the case of US dollar denominated borrowings, a base rate, plus an applicable margin of 0.75%. The applicable margin for the borrowings under the Revolving Facility set forth in the Amended Credit Agreement steps-down depending on the First Lien Net Leverage Ratio. The Amended Credit Agreement also contains customary unused commitment fees, letter of credit fees and agency fees.

On the Closing Date, the Company and the Subsidiary Guarantors entered into a 364-Day Bridge Credit and Guaranty Agreement (the “Bridge Credit Agreement”), among the Company, as borrower, certain subsidiaries of the Company party thereto, as guarantors, the lenders party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent. The Bridge Credit Agreement provides for a senior unsecured term loan facility in an aggregate principal amount equal to $275.0 million (the “Bridge Credit Facility”).  All outstanding loans under the Bridge Credit Facility are due and payable on the date that is 364 days after the Closing Date.

Borrowings under the Bridge Credit Facility bear interest at a rate per annum equal to, at the Company’s option, either (i) Term SOFR plus an applicable margin of 4.55% or (ii) a base rate plus an applicable margin of 3.55%. In addition to paying interest on the outstanding principal under the Bridge Credit Facility, the Company will pay to each lender under the Bridge Credit Agreement duration fees equal to 0.25% of the aggregate outstanding principal amount of such lender’s loans under the Bridge Credit Facility at 90, 180 and 270 days after the Closing Date.

During the quarter-ended July 2, 2022, Entegris raised new debt through two separate debt issuances to finance the total Merger consideration. Senior Secured Notes Due 2029 were issued on April 14, 2022 and Senior Unsecured Notes due 2030 were issued on June 20, 2022. The impact of these debt issuances have been reflected in the historical financial statements for the quarter-ended July 2, 2022. Please refer to the separate historical financial statements of Entegris as of and for the fiscal quarter and six-month period ended July 2, 2022 and the related notes included in Entegris’ Quarterly Report on Form 10-Q for the quarter ended July 2, 2022 for additional details.

The table below outlines the changes in Entegris’ debt structure as of the July 2, 2022 balance sheet date and on a pro forma basis as of the Closing Date.  Please refer to Notes 8(F), 8(G), and 8(H) for further details on the pro forma income statement effects.

(Amounts in thousands)	As of July 2, 2022

	Reported	Pro forma
Debt:
Amended Revolving Facility	$8,000	$-
Senior unsecured notes due 2030	895,000	895,000
Senior secured notes due 2029	1,600,000	1,600,000
Bridge Credit Facility	-	275,000
Initial Term Facility	-	2,495,000
Existing Term Facility	145,000	-
2028 notes	400,000	400,000
2029 notes	400,000	400,000
Total - gross debt	$3,448,000	$6,065,000
Less: Unamortized discount and debt issuance costs	39,199	155,483
Total - debt	$3,408,801	$5,909,517
Less: Current maturities of long-term debt	-	12,476
Less: Short-term debt	-	268,112
Total long-term debt excluding current maturities and short-term debt	$3,408,801	$5,628,929

3.	Basis of Presentation

The pro forma financial information has been prepared in accordance with Article 11 of Regulation S-X and has been compiled from historical consolidated financial statements prepared in accordance with U.S. GAAP and should be read in conjunction with the Form 10-K for the year ended December 31, 2021 and the Form 10-Q for the quarterly periods ended April 2, 2022 and July 2, 2022 for Entegris  and on Form 10-K for the year ended September 30, 2021 and on Form 10-Q for the quarterly periods ended December 31, 2021 and March 31, 2022 for CMC. This pro forma financial information is presented for informational purposes only and is not necessarily indicative of what the combined company’s results of operations actually would have been had the Merger been completed as of January 1, 2021. In addition, this pro forma financial information does not purport to project the future operating results of the combined company.

The accompanying pro forma financial statements were prepared using the acquisition method of accounting in accordance with Accounting Standards Codification 805, ‘‘Business Combinations’’ (‘‘ASC 805’’) and are based on the annual audited and unaudited interim historical financial information of Entegris, and annual audited and unaudited interim historical financial information of CMC.

U.S. GAAP requires that one of the two companies in the Merger be designated as the acquirer for accounting purposes based on the evidence available. In identifying Entegris as the acquiring entity for accounting purposes, the companies took into account the voting rights of all equity instruments, the intended corporate governance structure of the combined company, and the size of each of the companies. In assessing the size of each of the companies, the companies evaluated various metrics, including, but not limited to: assets, revenue, operating income, EBITDA, adjusted EBITDA, market capitalization and enterprise value. No single factor was the sole determinant in the overall conclusion that Entegris is the acquirer for accounting purposes; rather, all factors were considered in arriving at the conclusion. Under ASC 805, Entegris, as the accounting acquirer, has accounted for the Merger by using Entegris’ historical information and accounting policies and adding the assets and liabilities of CMC as of the closing date at their respective fair values with limited exceptions.

The acquisition method of accounting uses the fair value concepts defined in ASC 820, ‘‘Fair Value Measurements and Disclosures’’ (‘‘ASC 820’’). Fair value is defined in ASC 820 as ‘‘the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.’’ Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances. The allocation of the estimated consideration is preliminary, pending finalization of various estimates and analyses. Since these pro forma financial statements have been prepared based on preliminary estimates of fair values attributable to the Merger, the actual amounts eventually recorded for the Merger, including Goodwill, may differ materially from the information presented.

The allocation of the consideration in these pro forma financial statements is based upon a consideration of approximately $5.1 billion of cash and stock consideration to CMC stockholders, inclusive of approximately $73,493 related to CMC equity-based awards, plus the retirement of existing CMC indebtedness amounting to $0.9 billion for a total consideration of $6.0 billion. This amount is based on the common shares that Entegris issued to holders of CMC common stock in connection with the Merger, the number of shares of CMC common stock outstanding as of July 6, 2022, and the CMC exchange ratio of 0.4506 provided in the Merger agreement. The consideration has been prepared based on the share price of Entegris common stock on July 6, 2022 (the Closing Date), equal to $92.22 per share. Please refer to Note 5 and Note 6 for additional details.

Under ASC 805, acquisition-related transaction costs are not included as a component of consideration transferred but are accounted for as expenses in the period in which the costs are incurred. Total Entegris combination related transaction costs in connection with the Merger are approximately $56,455. These combination related transaction costs are reflected in the unaudited pro forma condensed combined balance sheet as a reduction to cash and retained earnings for transaction costs incurred by Entegris.

Further, the pro forma financial statements do not reflect the following items:

•	Restructuring or integration activities that have yet to be determined or other integration costs;

•	The impact of possible cost or growth synergies expected to be achieved by the combined company, as no assurance can be made that such cost or growth synergies will be achieved.

•
Realization of certain income tax benefits that the combined company may achieve as a result of the Merger as they are dependent on new sources of future taxable income, including potential tax planning.

The Company’s fiscal year ends on December 31, whereas CMC’s fiscal year ends on September 30. Due to this difference in year end, for the purpose of the unaudited pro forma condensed combined statement of operations for the twelve months ended December 31, 2021 the CMC financial results for the twelve months ended December 31, 2021 have been calculated by adding its financial results for the three months ended December 31, 2021 to its financial results for the twelve months ended September 30, 2021 and subtracting its financial results for the three months ended December 31, 2020. The unaudited pro forma condensed combined statement of operations, which we refer to as the pro forma statement of operations, for the twelve months ended December 31, 2021 combines the Entegris audited consolidated statement of operations for the year ended December 31, 2021 and the CMC financial results for the twelve months ended December 31, 2021. This gives effect to the Merger as if it had been consummated on January 1, 2021. For the purpose of the unaudited pro forma condensed combined statements of operations for the six months ended July 2, 2022 the CMC financial results for the six months ended June 30, 2022 have been calculated by subtracting its financial results for the three months ended December 31, 2021 from its financial results for the nine months ended June 30, 2022. The unaudited pro forma condensed combined statement of operations, which we refer to as the pro forma statement of operations, for the six months ended July 2, 2022 combines the Entegris unaudited consolidated statement of operations for the six-month period ended July 2, 2022 and the CMC financial results for the six months ended June 30, 2022. This gives effect to the Merger as if it had been consummated on January 1, 2021.

(Amounts in thousands)	Three months ended December 31, 2020	Twelve months ended September 30, 2021	Three months ended December 31, 2021	Twelve months ended December 31, 2021
Income statement data				Note 4
	A	B	C	D = B+C-A
Revenues:
Revenues	$287,863	$1,199,831	$317,046	$1,229,014
Cost of sales	164,959	701,662	191,210	727,913
Gross profit	122,904	498,169	125,836	501,101
Selling, general and administrative	55,920	228,886	56,483	229,449
Research, development and technical	12,428	54,195	13,328	55,095
Asset impairment charges	7,347	230,392	9,435	232,480
Entegris Transaction-related expenses	-	-	6,050	6,050
Operating income	47,209	(15,304)	40,540	(21,973)
Interest expense	9,608	38,360	9,743	38,495
Interest income	(23)	-	-	23
Other (income) expense, net	(1,452)	1,130	152	2,734
Income (loss) before income taxes	39,076	(54,794)	30,645	(63,225)
Provision for income taxes	7,546	13,783	3,217	9,454
Net Income (loss)	$31,530	$(68,577)	$27,428	$(72,679)

(Amounts in thousands)	Three months ended December 31, 2021	Nine months ended June 30, 2022	Six months ended June 30, 2022
Income statement data			Note 4
	A	B	C = B-A
Revenues:
Revenues	$317,046	$964,175	$647,129
Cost of sales	191,210	591,719	400,509
Gross profit	125,836	372,456	246,620
Research, development and technical	13,328	38,301	24,973
Selling, general and administrative	56,483	155,809	99,326
Asset impairment charges	9,435	9,435	-
Entegris Transaction-related expenses	6,050	27,953	21,903
Operating income	40,540	140,958	100,418
Interest expense	9,743	(6,326)	(16,069)
Interest income	-	-	-
Other (income) expense, net	152	1,705	1,553
Income (loss) before income taxes	30,645	145,579	114,934
Provision for income taxes	3,217	42,929	39,712
Net Income (loss)	$27,428	$102,650	$75,222

Accounting policies

The pro forma financial statements do not assume any differences in accounting policies as Entegris is not aware of any differences that would have a material impact on the pro forma financial statements. Further review of CMC’s detailed accounting policies following the consummation of the combination may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the financial statements of the combined company. Certain reclassifications have been made to the historical financial statements of CMC to conform to Entegris’ presentation, which are discussed in more detail in Note 4.

4.	Reclassifications

Certain reclassification adjustments have been made to the historical presentation of CMC’s financial information in order to conform to Entegris historical financial statements. In order to prepare the pro forma financial statements, Entegris performed a preliminary review of CMC’s accounting policies to identify significant differences.

CMC Unaudited Reclassified Condensed Balance Sheet (as of June 30, 2022) (Amounts in thousands)

	CMC Before Reclassification	Reclassification	Notes	CMC as Reclassified

ASSETS
Current assets:
Cash and cash equivalents	$280,636	$-		$280,636
Trade accounts and notes receivable, net	177,489	-		177,489
Inventories, net	194,527	-		194,527
Deferred tax charges and refundable income taxes	-	5,737	(A)	5,737
Other current assets	29,915	(5,737)	(A)	24,178
Total current assets	682,567	-		682,567
Property, plant and equipment, net	341,750			341,750
Other assets:		-
Right-of-use assets	-	23,658	(B)	23,658
Goodwill	557,841	-		557,841
Intangible assets, net	561,161	-		561,161
Deferred tax assets and other noncurrent tax assets	5,793	-		5,793
Other noncurrent assets	32,732	(23,658)	(B)	9,074
Total assets	$2,181,844	$-		$2,181,844

LIABILITIES AND EQUITY
Current liabilities
Long-term debt, current maturities	$10,650	$-		$10,650
Accounts payable	55,876	-		55,876
Accrued expenses, income taxes payable and other current liabilities	132,821	(132,821)	(C)	-
Accrued payroll and related benefits	-	46,582	(C)	46,582
Other accrued liabilities	-	60,145	(C)	60,145
Income taxes payable	-	26,094	(C)	26,094
Total current liabilities	199,347	-		199,347
Long-term debt, excluding current maturities	897,210	-		897,210
Pension benefit obligations and other liabilities	-	20,247	(E)	20,247
Deferred tax liabilities and other noncurrent tax liabilities	70,321	24,510	(F)	94,831
Other long-term liabilities	63,134	(63,134)	(D), (E), (F)	-
Long-term lease liabilities	-	18,377	(D)	18,377

Common stock	41	-		41
Treasury stock	(625,111)	-		(625,111)
Additional paid-in capital	1,087,971	-		1,087,971
Retained earnings	508,166	-		508,166
Accumulated other comprehensive loss	(19,235)	-		(19,235)
Total equity	951,832	-		951,832
Total liabilities and equity	$2,181,844	$-		$2,181,844

(A)	Reclassification from ‘‘Other current assets’’ to ‘‘Deferred tax charges and refundable income taxes’’

(B)	Reclassification from ‘‘Other noncurrent assets’’ to ‘‘Right-of-use assets’’

(C)	Reclassification of ‘‘Accrued expenses, income taxes payable and other current liabilities’’ to ‘‘Accrued payroll and related benefits,’’ ‘‘Other accrued liabilities,’’ and ‘‘Income taxes payable’’

(D)	Reclassification from ‘‘Other long-term liabilities’’ to ‘‘Long-term lease liabilities’’

(E)	Reclassification from ‘‘Other long-term liabilities’’ to ‘‘Pension benefit obligations and other liabilities’’

(F)	Reclassification from ‘‘Other long-term liabilities’’ to ‘‘Deferred tax liabilities and other noncurrent tax liabilities’’

CMC Unaudited Reclassified Condensed Statement of Operations (for the year ended December 31, 2021)

(Amounts in thousands)	CMC Before Reclassification	Reclassifications	Notes	CMC as Reclassified
	Note 3

Revenues	$1,229,014	$-		$1,229,014
Cost of sales	727,913	-		727,913
Gross profit	501,101	-		501,101
Selling, general and administrative	229,449	(60,068)	(A), (C)	169,381
Research, development and technical	55,095	-		55,095
Amortization of intangible assets	-	66,118	(A)	66,118
Asset impairment charges	232,480	-		232,480
Entegris transaction related expenses	6,050	(6,050)	(C)	-
Operating income	(21,973)	-		(21,973)
Interest expense	38,495	81	(B)	38,576
Interest income	23	(81)	(B)	(58)
Other (income) expense, net	2,734	-		2,734
Income before income taxes	(63,225)	-		(63,225)
Provision for income taxes	9,454	-		9,454
Net Income (loss)	$(72,679)	$-		$(72,679)

(A)	Reclassification from ‘‘Selling, general and administrative expenses’’ to ‘‘Amortization of intangible assets’’

(B)	Reclassification from “Interest expense” to “Interest income”

(C)	Reclassification from “Entegris transaction related expenses” to Selling, general and administrative expenses”

CMC Unaudited Reclassified Condensed Statement of Operations
(for the six months ended June 30, 2022)

(Amounts in thousands)	CMC Before Reclassification	Reclassifications	Notes	CMC as Reclassified
	Note 3

Revenues	$647,129	$-		$647,129
Cost of sales	400,509	-		400,509
Gross profit	246,620	-		246,620
Selling, general and administrative	99,326	(9,732)	(A), (C)	89,594
Research, development and technical	24,973	-		24,973
Amortization of intangible assets	-	31,635	(A)	31,635
Asset impairment charges	-	-		-
Entegris transaction related expenses	21,903	(21,903)	(C)	-
Operating income	100,418	-		100,418
Interest expense	(16,069)	43	(B)	(16,026)
Interest income	-	(43)	(B)	(43)
Other (income) expense, net	1,553	-		1,553
Income before income taxes	114,934	-		114,934
Provision for income taxes	39,712	-		39,712
Net Income (loss)	$75,222	$-		$75,222

(A)	Reclassification from ‘‘Selling, general and administrative expenses’’ to ‘‘Amortization of intangible assets’’

(B)	Reclassification from “Interest expense” to “Interest income”

(C)	Reclassification from “Entegris transaction related expenses” to Selling, general and administrative expenses”

5.	Consideration

The consideration is calculated as follows (dollar amounts and shares outstanding in thousands, except per share data):

(Amounts in thousands, except per share data)
CMC pro forma diluted shares outstanding as of July 6, 2022	28,653
Cash consideration per share	$133.00
Cash consideration (dilluted share value)	$3,810,849
Cash consideration for RSS/RSU, Deferred RSU, and Phantom Units	$26,411
Cash consideration (total value)	$3,837,260
CMC pro forma diluted shares outstanding as of July 6, 2022	28,653
Entegris exchange ratio	$0.4506
Entegris common shares issued in exchange	12,911
Unvested RSU/RSS and Deferred RS Units issued in exchange	17
Total Entegris common shares issued in exchange	12,928
Entegris closing share price as of July 6, 2022	$92.22
Stock consideration transferred	$1,192,220
Fair value of Entegris replacement options issued in exchange for CMC options	$66,314
Fair value of Entegris replacement RSUs issued in exchange for CMC PSUs	$7,179
Equity consideration transferred	$1,265,713
Cash and stock consideration transferred to CMC stockholders	$5,102,973

The fair value of certain CMC options that were replaced with Entegris options totaled $66,314, with such awards being fully vested at the Closing Date.  The fair value of CMC performance based restricted share unit awards replaced with Entegris time vested restricted share unit awards which required continued time-based vesting resulting in an estimated $7,179 of allocated pre-combination expense which is treated as part of total Merger Consideration and an additional $7,193 of shared based compensation to be recognized in the post combination period (refer to note 8(J)). Other CMC equity employee awards made prior to December 14, 2021, or to non-employee Directors received Merger Consideration.

6.	Fair Value Estimate of Assets to be Acquired and Liabilities to be Assumed

The table below represents an initial allocation of the preliminary consideration to CMC’s tangible and intangible assets acquired and liabilities assumed based on management’s preliminary estimate of their respective fair values as of July 2, 2022:

(Amounts in thousands)
	CMC as Reclassified	Fair Value Adjustment	Fair Value	Goodwill Calculation	Notes

Consideration paid to CMC stockholders				$5,102,973	5
Repayment of CMC indebtedness				917,725	7(L	)
Total value to allocate				$6,020,698

Inventories, net	$194,527	48,805	$243,332		7(C), 8(K	)
Property, plant and equipment, net	341,750	200,664	542,414		7(D	)
Intangible assets, net	561,161	1,285,418	1,846,579		7(E	)
All other assets (excluding goodwill)	505,703	-	505,703
Total assets	$1,603,141	$1,534,887	$3,138,028

Deferred tax liabilities and other noncurrent tax liabilities	94,831	343,130	437,961		7(G	)
All other liabilities	227,321	-	227,321
Total liabilities	$322,152	$343,130	$665,282

Fair value of net assets (excluding goodwill)				$2,472,746

Entegris goodwill attibutable to CMC				$3,547,952	7(H	)

7.	Adjustments to Pro Forma Balance Sheet

Explanations of the adjustments to the pro forma balance sheet are as follows:

(A)
Represents the cash proceeds paid for the cash consideration of the acquisition and one-time transaction- related costs to be incurred prior to, or concurrent with, the closing of the merger including bank fees. Acquisition-related transaction costs, such as investment banker, advisory, legal, and other professional fees are not included as a component of consideration transferred but are expensed as incurred. See also note 7(I) for the impact to retained earnings.

(Amounts in thousands)	July 2, 2022
Cash component of Merger consideration (Note 5)	$(3,837,260)
Cash paid for Entegris and CMC combined transaction fees and expenses	(108,260)
Less: Total Entegris and CMC accrued transaction expenses (refer to note 7(R))	56,377
Total pro forma adjustment to Cash and cash equivalents	$(3,889,143)

(B)	Represents the elimination of $74 between accounts receivable and accounts payable resulting from transactions between Entegris and CMC which would be eliminated upon consolidation.

(C)
Represents the preliminary fair value of inventories, which considers replacement cost for materials and net realizable value for work-in-process and finished goods. Refer to note 8(K) for further details.

(D)
Represents the preliminary fair value and resulting adjustment to net property, plant and equipment. The preliminary amounts assigned to net property, plant and equipment and estimated weighted average useful lives as of June 30, 2022 are as follows:

(Amounts in thousands)	Preliminary Fair Value	Estimated Weighted Average Useful Life (in years)
Property, Plant and Equipment	$492,372	8
Construction in progress	50,042	15
Total fair value of CMC’s property, plant and equipment, net	$542,414
Less: CMC’s historical property, plant and equipment, net	341,750
Pro forma adjustment	$200,664

(E)
Represents the adjustment of historical and newly created intangible assets acquired by the Company to their estimated fair values (other than Goodwill). As part of the preliminary valuation analysis, the Company identified intangible assets, including technology, trade names, and customer relationships. The fair value of identifiable intangible assets is determined considering market research and a limited valuation analysis of the intangible assets. Since all information required to perform a detailed valuation analysis of CMC’s intangible assets could not be obtained as of the date of this filing, for purposes of these unaudited pro forma condensed combined financial statements, the Company used certain assumptions based upon publicly available transaction data for the industry. The following table summarizes the estimated fair values of CMC’s identifiable intangible assets as of June 30, 2022 and their estimated useful lives and uses a straight-line method of amortization:

(Amounts in thousands)	Preliminary Fair Value	Estimated Weighted Average Useful Life (in years)
Trademarks/Trade Names	$240,200	15
Customer Relationships	521,000	21
Backlog	4,100	3
Developed Technology	1,074,000	11
Non-Competition Agreements	6,319	1
Leases	960	5
Total fair value of CMC’s intangible assets (other than Goodwill)	$1,846,579
Less: CMC historical other intangible assets	561,161
Pro forma adjustment	$1,285,418

(F)	Represents the adjustment to eliminate deferred financing costs.

(G)
Represents the preliminary adjustment to deferred tax liabilities primarily associated with the one-time deductible transaction and fair value adjustments for property, plant, and equipment, inventories, and other intangible assets excluding goodwill, using a blended statutory tax rate of 22.5%.

(H)
Represents the excess of the preliminary consideration over the preliminary fair value of the assets acquired and liabilities assumed. Goodwill will be tested for impairment at least annually and whenever events or circumstances have occurred that may indicate a possible impairment. Goodwill is attributable to planned growth in new markets and synergies expected to be achieved from the combined operations of Entegris and CMC. Goodwill is not expected to be deductible for income tax purposes.

(I)	The following table summarizes the transaction accounting adjustments impacting equity as of July 2, 2022:

(Amounts in thousands)	Adjustments to Historical Equity	New Equity Structure	Other Items	Transaction Accounting Adjustments
Common stock	$(41)	$129	$-	$88
Treasury stock	625,111	-	-	625,111
Additional paid-in capital	(1,087,971)	1,265,584	-	177,613
Retained earnings	(508,166)	-	(49,094)	(557,260)
Accumulated other comprehensive loss	19,235	-	-	19,235
Total equity	$(951,832)	$1,265,713	$(49,094)	$264,787

New Equity Structure: Represents the allocation of the preliminary stock consideration of $1,265,713 to common stock at the Corporation par value of $.01 ($129) and additional paid-in-capital ($1,265,584) based on the Closing Date price as of July 6, 2022.

Other Items: Represents the impact of the nonrecurring transaction costs, net of applicable taxes, to retained earnings, which is discussed within 7(A) and 7(S).

(Amounts in thousands)
Entegris transaction costs, bank ticking fees, severance, retention and CICSPA payments net of amounts previously accrued	$(64,230)
Estimated tax benefit of Entegris transaction costs, bank ticking fees, severance, retention and CICSPA payments net of amounts previously accrued	15,136
Entegris transaction costs, bank ticking fees, severance, retention and CICSPA payments treated as reduction to retained earnings	$(49,094)

(J)	Represents the cash proceeds of $2,770,000 from the debt financing funding of the Merger consideration from the Initial Term Facility and Bridge Credit Facility (see Note 2 for further details).

(K)
Represents the debt financing obligation incurred totaling $2,770,000 from the Initial Term Facility and Bridge Credit Facility (see Note 2 for further details), net of applicable debt issuance costs of $92,425 and original discount of $24,754. The Initial Term principal of $12,476 is due within one year of the balance sheet date.

(L)	Represents the cash outflow for the payment of Entegris and CMC debt that was extinguished and repaid, net of applicable debt issuance costs and original issue discount.

(Amounts in thousands)	July 2, 2022
Repayment of CMC’s long term debt, current maturities	$(13,528)
Repayment of CMC’s long-term debt, excluding current maturities	(904,197)
Repayment of Entegris Revolver	(8,000)
Repayment of Entegris Existing Term Loan	(145,000)
Cash payment of new debt issuance costs	(92,425)
Cash payment of original issue discount	(24,754)
Cash payment of debt issuance costs - Revolver	(2,214)
Cash outflow for pay down for extinguishment of Entegris and CMC debt and refinancing	$(1,190,118)

(M)
Represents the paydown of $145,000 for the Entegris Existing Term Loan, net of $895 unamortized fees that are written off to retained earnings in the pro forma balance sheet, and the outstanding $8,000 balance of the revolver associated with the refinancing arrangement.

(N)	Represents the elimination of CMC outstanding debt of $917,725, inclusive of unamortized deferred financing fees, associated with the refinancing arrangement of $9,865.

(O)
Represents the expected tax benefit of the anticipated CMC transaction costs to be incurred prior to, or concurrent with, the closing of the merger including bank fees, legal fees, severance, retention, Change in Control Severance Protection Agreement (“CICSPA”) payments or other transaction expenses that are treated as a reduction in goodwill.

(P)
Represents the reclassification of the CMC deferred tax asset of $77 from Deferred tax liabilities and other noncurrent tax liabilities to Deferred tax charges and refundable income taxes. Upon the extinguishment of the existing CMC debt, any associated deferred tax assets/liabilities will become current income taxes receivable/payable.

(Q)
Represents the estimated cash outflow to fund a rabbi trust (recorded within other current assets) which is required immediately prior to a change in control in which CMC or its successor must establish to fully fund the expected severance benefits due under the applicable change in control agreements.

(R)	Represents the repayment of the historical accrued Entegris and CMC transaction fees and expenses and the accrued bank ticking fees as of July 2, 2022, net of amounts already paid in cash.

(S)
Represents the one-time severance and retention expenses to be paid in connection with the close of the transaction. These expenses are inclusive of CMC retention payments, CICSPA payments and Entegris retention payments. Cash awards totaling $27,634 were accelerated upon the change in control and will be  paid immediately after the Closing Date and an additional $9,515 of cash awards are to be paid over specified time periods post combination. See also note 7(I) for the impact to retained earnings.

(T)
Represents reclassification of Entegris restricted cash to cash. The restricted cash represented the proceeds raised from the secured notes due 2029 and unsecured notes due 2030 to be utilized for consideration at close.

(U)	Represents the cash receipt of previously paid original issue discount fees that were reimbursed to the Company by their bankers which were received at the Close Date.

(V)	Represents the incremental debt issuance costs with respect to the Entegris Revolver.

8.	Adjustments to Pro Forma Statement of Operations

Explanations of the adjustments to the pro forma statement of operations are as follows:

(A)	Transactions between Entegris and CMC have been eliminated as if Entegris and CMC were consolidated affiliates for the periods presented.

(B)
Represents the preliminary pro forma adjustment to recognize changes to straight-line depreciation expense resulting from the fair value adjustments to acquired property, plant, and equipment. The preliminary fair value of the property, plant and equipment may not represent the actual value of the property, plant and equipment when the Merger is completed resulting in a potential difference in straight-line depreciation expense, and that difference may be material. For example, an increase or decrease of 15% in the fair value of property, plant and equipment on the closing date of the Merger from the fair value of property, plant and equipment assumed in these pro forma financial statements would change the value of the property, plant and equipment by approximately $81,362, which would be reflected as a corresponding increase or decrease to straight-line depreciation expense of $10,170 on an annual basis or $5,085 for the six-month period assuming a useful life of 8 years.

(C)
Represents estimated incremental straight-line amortization expense resulting from the allocation of purchase consideration to definite-lived intangible assets subject to amortization. An increase or decrease of 15% in the fair value of intangible assets on the closing date of the Merger from the fair value of intangible assets assumed in these pro forma financial statements would change the value of the intangible assets approximately by $276,987, which would be reflected as a corresponding increase or decrease to straight-line amortization expense of $18,466 on an annual basis or $9,233 for the six-month period assuming an average useful life of 15 years.

(D)
Represents one-time transaction-related costs for both Entegris and CMC that have yet to be expensed or accrued in the historical financial statements in connection with the Merger including bank fees, legal fees, consulting fees, severance payments, retention payments, CICSPA, and other transaction expenses. As of July 2, 2022, the total estimated transaction-related costs amounted to $133,304 with $44,422 expensed to date resulting in a net pro forma adjustment of $88,882.

(E)
Represents the income tax effect of the transaction accounting adjustments related to the merger calculated using a blended statutory income tax rate of 22.5%. The effective tax rate of the combined company could be significantly different depending on the mix of actual earnings in foreign jurisdictions for periods subsequent to completion of the merger.

(F)
Represents the estimated interest expense on the new debt raised to fund in part the consideration paid to effect the merger using estimated interest rates as shown in the table below which is subject to market fluctuations (refer also to Note 2 for further details). From a sensitivity analysis perspective, an increase or decrease of 12.5 basis points in anticipated interest rates would result in an increase or decrease of $6,581 in interest expense for the year ended December 31, 2021 and $3,291 for the six-months ended July 2, 2022, exclusive of the potential impacts of the interest rate swap agreement entered into on July 28, 2022. Please refer to Entegris’ Quarterly Report on Form 10-Q for the quarter ended July 2, 2022 for additional details.. As of the Close Date, the SOFR rate was 1.728% for the Bridge Credit Facility and Initial Term Facility.

(Amounts in thousands)	For the year ended December 31, 2021
Interest expense on unsecured notes due 2030 (5.950%)	$53,253
Interest expense on secured notes due 2029 (4.750%)	76,000
Interest expense on Bridge Credit Facility (4.550% + SOFR)	17,264
Interest expense on Initial Term Facility (3.000% + SOFR)	117,961
Total adjustment	$264,478

(Amounts in thousands)	For the six months ended July 2, 2022
Interest expense on unsecured notes due 2030 (5.950%)	$24,703
Interest expense on secured notes due 2029 (4.750%)	19,844
Interest expense on Bridge Credit Facility (4.550% + SOFR)	8,632
Interest expense on Initial Term Facility (3.000% + SOFR)	58,980
Total adjustment	$112,159

(G)
Represents the elimination of interest expense, net of the one-time gain on the termination of two swap instruments which were terminated on June 24, 2022, associated with the extinguished CMC debt outstanding.

(H)	Represents the elimination of interest expense associated with the repayment of the $145 million Entegris Existing Term Facility.

(I)	Represents the amortization of deferred financing costs and original issue discount associated with the aggregate new debt facilities (refer also to Note 2 for further details).

(J)
Represents the incremental pro forma stock-based compensation expense for accelerated vesting upon the change in control for stock options, restricted stock units, restricted stock shares, phantom units, and other deferred restricted stock units.  The total incremental pro forma pre-combination expense recorded from the acceleration totaled $18.5 million.  In addition, the unvested CMC performance-based restricted share unit awards which were replaced and converted into Entegris time vested restricted share awards will result in estimated incremental stock-based compensation expense in the post-combination period totaling $7.2 million, including $5.7 million for individuals that have qualifying terminations and as such that amount is immediately expensed in the post-combination period.

(K)
Represents the additional cost of goods sold recognized in connection with the step-up of inventory valuation. Entegris will recognize the increased value of inventory in cost of sales as the inventory is sold, which for purposes of these pro forma financial statements is assumed to occur within the first year after the merger and is non-recurring in nature. Refer to note 7(C) for additional details.

9.	Entegris Earnings Per Share Information

The following table shows our calculation of pro forma combined basic and diluted earnings per share for the fiscal year ended December 31, 2021 and six months ended July 2, 2022.

(Amounts in thousands, except per share data)	Year Ended December 31, 2021	Six Months Ended July 2, 2022
Pro forma net income attributable to Entegris common stock	$(61,757)	$152,814

Basic weighted average Entegris shares outstanding	135,411	135,783
CMC shares converted to Entegris shares[1]	12,911	12,911
Pro forma basic weighted average shares outstanding	148,322	148,694
Dilutive effect of securities:
Weighted common shares assumed upon exercise of Entegris options and vesting of Entegris restricted stock units	1,163	720
Entegris replacement options issued in consideration for CMC options[2]	1,178	1,178
Entegris replacement RSUs issued in exchange for CMC PSUs[3]	155	155
Pro forma diluted weighted average shares outstanding	150,818	150,747

Pro forma basic earnings per share	$(0.42)	$1.03
Pro forma diluted earnings per share	$(0.42)	$1.01

1)
Represents the estimated number of shares of Entegris common stock to be issued to CMC stockholders based on the number of shares of CMC common stock outstanding as of July 6, 2022 (28.653 million CMC pro forma shares outstanding - see Footnote 5) and after giving effect to the exchange ratio of 0.4506 as determined in the Merger Agreement.

2)	Represents the total vested and unvested CMC options as of July 6, 2022 which are being converted to Entegris replacement options.
3)	Represents the total CMC PSUs as of July 6, 2022 which are being converted to Entegris replacement RSUs.